UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a party other than the Registrant ☐

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The Beauty Health Company
(Name of Registrant as Specified In Its Charter)

_________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, JUNE 28, 2022

This proxy statement supplement (this “Supplement”) to the definitive proxy statement of The Beauty Health Company (the “Company”), filed with the Securities and Exchange Commission on May 12, 2022 (the “Proxy Statement”), is being furnished to stockholders of the Company in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 11:00 a.m., Pacific Time, on Tuesday, June 28, 2022, virtually via live webcast at www.virtualshareholdermeeting.com/SKIN2022. This Supplement is being filed with the Securities and Exchange Commission and is being made available to stockholders on or about June 7, 2022. This Supplement should be read in conjunction with the Proxy Statement.

On June 6, 2022, at the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board appointed Ms. Marla Beck to the Board as a Class III director, effective as of June 6, 2022, to serve until the Company’s 2024 Annual Meeting of Stockholders and until her successor has been duly elected and qualified. The Board determined that Ms. Beck is independent under the listing standards of the Nasdaq Stock Market LLC.

Ms. Beck is the co-Founder and former CEO of Bluemercury, a high growth, disruptive omnichannel beauty retailer founded in 1999 and acquired by Macy’s Inc. in 2015. Ms. Beck led Bluemercury as CEO from 1999 to 2021, including as CEO of a division of Macys (NYSE: M) from 2015 to 2021. Ms. Beck was responsible for all aspects of operations, including digital strategies, marketing, merchandising, loyalty programming, real estate, store expansion and development, finance, and human resources across 180 locations and 27 states. Ms. Beck is also the co-founder of M-61 Laboratories, the creators of clean, sustainable brands M-61 Powerful Skincare and Lune+Aster Cosmetics. Prior to founding Bluemercury, Ms. Beck was a consultant at McKinsey & Company.

Ms. Beck also serves as an Independent Director of The Children’s Place (NASDAQ: PLCE), where she has served on their Audit and Corporate Responsibility, Sustainability and Governance committees. Also, Ms. Beck serves on the Advisory Board of Harvard Business School’s Rock Center for Entrepreneurship, the Center for Public Leadership Advisory Board at Harvard’s Kennedy School of Government, and the Board of Trustees at the Sidwell Friends School in Washington D.C., as its Treasurer. Ms. Beck served on the Global Advisory Board of edX and the executive and finance committees of the Board of Directors of the National Retail Federation. Ms. Beck also serves on the Board of Directors at Evenly Technologies.

Ms. Beck holds an M.B.A. from Harvard Business School, an M.P.A. from Harvard University’s John F. Kennedy School of Government, and a B.A. in Political Economy with High Honors from the University of California, Berkeley.

Ms. Beck will be compensated for her service as a non-employee director consistent with the Company’s previously disclosed standard compensatory arrangements for non-employee directors, including an annual cash retainer and an annual equity award, the terms of which are further described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2022, under the heading “Director Compensation.” Ms. Beck’s compensation through the date of the Company’s 2022 Annual Meeting of Stockholders will be prorated to reflect her partial year of initial Board service. Furthermore, Ms. Beck will enter into the Company’s standard form of indemnification agreement, a form of which was filed as Exhibit 10.13 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 10, 2021. Ms. Beck is not a party to any related person transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between Ms. Beck and any other persons pursuant to which she was selected as a director. The Board has not determined committee appointments for Ms. Beck at this time.

The foregoing change to the composition of the Board does not impact the director nominees for election at the Annual Meeting and none of the agenda items presented in the Proxy Statement are affected by this Supplement. If you have already voted your shares via the internet, telephone, or by returning your proxy card or voting instruction form, you do not need to take any action unless you wish to change your vote. Shares already voted by proxy will remain valid and will be voted at the Annual Meeting unless revoked.